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CFSB BANCORP, INC.
                                      CONTACT:  Robert H. Becker
                                                President & CEO
                                                517-374-3588
                                           OR:  John W. Abbott
                                                Executive Vice
                                                President & COO
                                                517-483-4871

FOR IMMEDIATE RELEASE -- APRIL 22, 1998
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                   CFSB BANCORP, INC. EXTENDS
                   STOCK REPURCHASE PROGRAM

Lansing, Michigan -- CFSB Bancorp, Inc., (NASDAQ-NMS: CFSB) holding company for Community First Bank, announced today it is extending the stock repurchase program authorized in April 1997 to acquire up to 387,750 shares of the Corporation's common stock, which represents approximately 5 percent of the outstanding common shares. Of the 387,750 shares of common stock authorized for repurchase, 308,590 shares have been repurchased under the program authorized in April 1997. Extending the program until April 1999 will allow the Corporation an opportunity to repurchase the remaining 79,160 shares under the 1997 program. These repurchases will be dependent upon market conditions and there is no guarantee as to the exact number of shares to be repurchased by the Corporation.

Robert H. Becker, President and Chief Executive Officer, stated the Board of Directors has authorized extending the repurchase program, which is expected to be completed by April 1999, subject to market conditions. Mr. Becker explained the Board of Directors considers the Corporation's common stock to be an attractive investment. In addition, the repurchase program is designed to offset the future dilution incurred in connection with the administration of the Corporation's stock option plans and the possible issuance of stock dividends. It is expected a reduction in the amount of the Corporation's outstanding stock would have the effect of increasing the Corporation's per share earnings and represent a continuing benefit to remaining stockholders.

According to Mr. Becker, the repurchases generally would be effected through open market purchases, although he did not rule out the possibility of unsolicited negotiated transactions or other types of repurchases.

Community First Bank specializes in residential mortgage lending and retail banking services. With headquarters in Lansing, Michigan, the Bank serves mid-Michigan from 17 Banking Centers. Total assets of CFSB Bancorp at March 31, 1998 were $846 million and stockholders' equity, all tangible, was $65 million.
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